We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statement (Form F-3 No. 333-268367) of Flex LNG Ltd.; (2) Registration Statement (Form F-3 No. 333-282473) of Flex LNG Ltd.; and (3) Registration Statement (Form S-8 No. 333-275460) pertaining to the Flex LNG Ltd. Share Option Scheme of Flex LNG Ltd. of our reports dated February 28, 2025, with respect to the consolidated financial statements of Flex LNG Ltd. and the effectiveness of internal control over financial reporting of Flex LNG Ltd. included in this Annual Report Form 20-F of Flex LNG Ltd. for the year ended December 31, 2024. /s/ Ernst & Young AS Oslo, Norway February 28, 2025 Consent of Independent Registered Public Accounting Firm